Exhibit 99.1

Contact:

CuraGen Corporation

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen and TopoTarget Advance PXD101 into Phase II Clinical Program

- First Phase II trial evaluating the role of PXD101 in the treatment of Multiple Myeloma -

NEW HAVEN, Conn. – February 1, 2005 – CuraGen Corporation (NASDAQ: CRGN) and TopoTarget A/S today announced the initiation of patient dosing in a Phase II clinical trial evaluating PXD101, a small molecule histone deacetylase (HDAC) inhibitor, as a potential treatment for advanced multiple myeloma, a deadly type of blood cancer. The companies reported that initiation of this Phase II trial triggered an undisclosed milestone payment to be made by CuraGen to TopoTarget. CuraGen also announced that they have successfully filed an investigational new drug application (IND) for PXD101 to the Food and Drug Administration, allowing initiation of this trial at clinical sites in the United States.

“Based on results obtained in Phase I, we are very pleased to advance PXD101 into Phase II and evaluate it as a potential treatment for multiple myeloma,” stated William Hahne, M.D., Vice President of Clinical Development at CuraGen. “Throughout 2005, we expect to initiate additional Phase II trials that will investigate PXD101 as a potential treatment for other types of solid and hematologic cancers, and Phase Ib/II studies to explore the safety and activity of PXD101 in combination with other chemotherapy regimens and newer targeted therapies.”

This Phase II clinical trial is an open label, multicenter study evaluating the efficacy and safety of PXD101 administered as a single-agent and in combination with dexamethasone, for the treatment of advanced multiple myeloma in patients who have previously failed at least two treatment regimens. The trial is expected to enroll approximately 50 patients at multiple sites in Europe and the United States. Following enrollment, patients will receive 900 mg/m2/day PXD101 administered intravenously once daily for five consecutive days every three weeks for two cycles. Patients will then be evaluated for tumor response by standard criteria and will either continue receiving up to eight cycles of PXD101 if they demonstrate response or stable disease, or begin combination therapy consisting of PXD101 and dexamethasone. The study is expected to be complete by mid 2006.

“We are pleased with the progress we have made in advancing our pipeline of therapeutics,” stated Timothy M. Shannon M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen. “In addition to PXD101 in Phase II; CG53135, a protein therapeutic, is being evaluated in a Phase II clinical trial for the prevention of oral mucositis; CR002, a fully-human monoclonal antibody, is being investigated in Phase I for IgA nephropathy and kidney inflammation, and we have identified two additional potential therapeutics that we expect to enter the clinic in 2006: CR011, an antibody-drug conjugate, being investigated for metastatic melanoma, and CT052, a small molecule compound being co-developed with Bayer Pharmaceuticals for type 2 diabetes.”

About Multiple Myeloma

Multiple myeloma (MM) is a progressive cancer arising from a particular type of blood cell, called plasma cells. It is the second most prevalent blood cancer in the U.S. with nearly 50,000 individuals suffering from MM, and more than 15,000 new cases expected to be diagnosed this year. MM is characterized by excessive numbers of abnormal plasma cells in the bone marrow and the overproduction of abnormal immunoglobulins. As a result of MM, patients may develop bone lesions, anemia, elevated blood calcium levels, kidney damage, and a decreased ability to fight off infections. Despite the availability of treatments for MM, there is currently no cure for this disease.

About PXD101

PXD101 is a promising small molecule HDAC inhibitor being investigated for its role in the treatment of a wide range of solid and hematologic malignancies either as a single-agent, or in combination with other active anti-cancer agents, and is currently being evaluated in a Phase II clinical trial for the treatment of multiple myeloma. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes, and have been shown to: arrest growth of cancer cells (including drug resistant subtypes); induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance when used in combination with other anti-cancer agents. In August 2004, CuraGen signed a Clinical Trials Agreement with the National Cancer Institute (NCI) under which the NCI will sponsor several additional clinical trials to investigate PXD101 for the treatment of various cancers, both as a single-agent and in combination chemotherapy regimens.

About TopoTarget

TopoTarget is a British/Danish biopharmaceutical company dedicated to the discovery, development and clinical progression of new and improved therapeutics for the cancer patient. The Company was created by the merger of TopoTarget A/S, the Danish oncology company and Prolifix Ltd, the UK based cell cycle company. TopoTarget develops novel pharmaceuticals and aims to identify and market new indications for existing compounds. It applies its precise and in-depth understanding of the molecular mechanisms of cancer with its wide experience in clinical oncology practice to develop new and effective medicines to combat the disease. TopoTarget is based in Copenhagen, Denmark and Oxford, UK. For more information refer to www.topotarget.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our expectation to initiate Phase II trials of PXD101 as a potential treatment for other types of solid and hematologic cancers in 2005, our expectation to initiate Phase Ib/II studies to explore the safety and activity of

PXD101 in combination with other chemotherapy regimens and newer targeted therapies in 2005, our plan to complete Phase II clinical trials evaluating PXD101, as a potential treatment for advanced multiple myeloma, by mid-2006, and our plans to enter CR011, an antibody-drug conjugate being investigated for metastatic melanoma, and CT052, a small molecule compound for type 2 diabetes, into clinical trials in 2006. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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